Exhibit 8.1

STEVENS & LEE

LAWYERS & CONSULTANTS

425 Spruce Street

Suite 300

Scranton, PA 18503

(570) 343-1827 Fax (570) 343-1892

www.stevenslee.com

March 24, 2005

Board of Trustees

North Penn Bank

216 Adams Avenue

Scranton, PA 18503-1692

Re:	Certain Federal Income Tax Consequences of the Reorganization of North Penn Bank from a Pennsylvania Chartered Mutual Savings Bank to a Pennsylvania Chartered Stock Savings Bank, and the Issuance and Sale of North Penn Bancorp, Inc. Common Stock

Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization of North Penn Bank from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank and the issuance and sale of North Penn Bancorp common stock (collectively, the “Reorganization”) pursuant to the Amended and Restated Plan of Reorganization and Minority Stock Issuance, adopted by the Board of Trustees of North Penn Bank on December 6, 2004 (the “Plan of Reorganization”).

The proposed transaction is described in the section of this letter entitled “STATEMENT OF FACTS.”

Our opinions are based on the STATEMENT OF FACTS and our examination of the Plan of Reorganization and such corporate records, certificates and other documents, as we have considered appropriate for this opinion. We have also relied, without independent verification, upon the representations of North Penn Bank included in a Certificate of Representations dated the date hereof. In such examination, we have accepted, and not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Unless otherwise noted, section references are to the Internal Revenue Code of 1986, as amended (the “Code”), as in effect as of the date of this letter. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan of Reorganization.

STATEMENT OF FACTS

North Penn Bank is a Pennsylvania chartered mutual savings bank. Under Pennsylvania law, depositors of mutual savings banks do not have voting or membership rights in the mutual savings bank. Instead, deposit account holders of North Penn Bank, hereinafter sometimes referred to as “depositors,” have proprietary interests in the reserves and profits of North Penn Bank. A depositor of North Penn Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the North Penn Bank is ever liquidated. In addition, a depositor of North Penn Bank is entitled to interest on his account balance as fixed and paid by North Penn Bank.

To provide organizational and economic strength to North Penn Bank, the Board of Trustees has adopted the Plan of Reorganization whereby North Penn Bank will convert into a Pennsylvania chartered stock savings bank, the common stock of which will be held entirely by a newly created North Penn Bancorp, Inc. (“North Penn Bancorp”).

Philadelphia     • Reading     • Valley Forge     • Lehigh Valley     • Harrisburg     • Lancaster

Scranton     • Wilkes-Barre     • Princeton     • Cherry Hill     • New York     • Wilmington

A PROFESSIONAL CORPORATION

STEVENS & LEE

LAWYERS & CONSULTANTS

March 24, 2005

The Reorganization will be structured as follows:

(1)	North Penn Bank will organize NPB Interim MHC Stock Bank, an interim stock savings bank as a wholly owned subsidiary;

(2)	NPB Interim MHC Stock Bank will organize North Penn Bancorp as a wholly owned subsidiary of NPB Interim MHC Stock Bank;

(3)	NPB Interim MHC Stock Bank will organize NPB Interim Stock Bank as a wholly owned subsidiary of NPB Interim MHC Stock Bank.

Thereafter, events (4) through (7) will occur contemporaneously.

(4)	North Penn Bank will convert its mutual articles of incorporation to stock articles of incorporation;

(5)	NPB Interim MHC Stock Bank will cancel its outstanding shares, exchange its stock savings bank articles of incorporation for Pennsylvania mutual holding company articles of incorporation, and change its name to North Penn Mutual Holding Company;

(6)	NPB Interim Stock Bank will merge with and into North Penn Bank with North Penn Bank in stock form surviving as a subsidiary of North Penn Mutual Holding Company;

(7)	North Penn Mutual Holding Company will transfer all the outstanding shares of North Penn Bank to North Penn Bancorp in exchange for voting stock of North Penn Bancorp;

(8)	North Penn Bancorp will issue a majority of its outstanding shares to North Penn Mutual Holding Company.

Contemporaneously with the reorganization, North Penn Bancorp will sell 44.1% of its outstanding common stock to the general public.

As part of the Plan of Reorganization, rights to subscribe for the purchase of Common Stock (the “Subscription Offering”) will be granted in the form of nontransferable subscription rights to purchase a limited number of shares of Common Stock in the following order of descending priority: (i) Eligible Account Holders; (ii) Tax Qualified Employee Stock Benefit Plan; (iii) Supplemental Eligible Account Holders; and (iv) Other Depositors.

To the extent shares remain available after satisfaction of all subscriptions in the Subscription Offering, North Penn Bancorp may offer the shares for sale in the following order of priority: (i) natural persons and trusts of natural persons who are residents of Lackawanna or Monroe County, Pennsylvania; and (ii) members of the general public to whom a Prospectus is delivered (the “Community Offering”).

Under the plan of Reorganization, all shares of common stock not purchased in the Subscription offering, may be sold in a Community offering and/or Syndicated Community Offering. North Penn Bancorp may offer shares of common stock for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker dealers, acting as North Penn Bancorp’s agent.

The reorganization of North Penn Bank and sale of the North Penn Bancorp Common Stock will be subject to approval by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation and the depositors.

STEVENS & LEE

LAWYERS & CONSULTANTS

March 24, 2005

Currently, North Penn Bank maintains liquidation accounts for the benefit of holders of deposit accounts in North Penn Bank who continue to maintain their savings accounts at North Penn Bank. In the event of a voluntary or involuntary liquidation of North Penn Bank prior to the Reorganization, holders of deposit accounts in North Penn Bank would be entitled to a distribution of any assets of North Penn Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied.

Following the Reorganization, all holders of deposit accounts in North Penn Bank, as of the date of the Reorganization, will hold liquidation rights with respect to North Penn Mutual Holding Company to the same extent that they hold liquidation rights in North Penn Bank. In addition, all Persons who become a holder of a deposit account with North Penn Bank subsequent to the Reorganization will have liquidation rights with respect to the North Penn Mutual Holding Company. In each case, no Person who ceases to be the holder of a deposit account with North Penn Bank will have any liquidation rights with respect to North Penn Mutual Holding Company. Borrowers from North Penn Bank will not receive liquidation rights in North Penn Mutual Holding Company in connection with any borrowings from North Penn Bank.

In the unlikely event of a voluntary or involuntary liquidation, dissolution or winding up of North Penn Mutual Holding Company following the consummation of the Reorganization, holders of deposit accounts in North Penn Bank will be entitled, pro rata to the value of their accounts, to distribution of any assets of North Penn Mutual Holding Company remaining after the claims of all its creditors are satisfied.

OPINION

Based solely on the foregoing representations and information and assuming the Reorganization occurs in accordance with the Plan of Reorganization, it is our opinion that:

(1)	The Reorganization of North Penn Bank from a mutual savings bank to a stock savings bank will be a tax-free reorganization within the meaning of section 368(a)(1)(E) and section 368(a)(1)(F) of the Code (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

a.	North Penn Bank both in mutual and in stock form will be “a party to a reorganization” within the meaning of section 368(b) of the Code.

b.	North Penn Bank will not recognize gain or loss as a result of the Reorganization (Code sections 361(a) and 357(a)).

c.	The tax basis of the assets of North Penn Bank will, in each case, be the same as the tax basis of those assets in the hands of North Penn Bank immediately prior to the Reorganization (Code section 362(b)).

d.	The holding period of the assets of North Penn Bank will, in each case, include the period for which such assets were held by North Penn Bank in mutual form (Code section 1223(2)).

e.	For purposes of section 381 of the Code, North Penn Bank will be treated as if there had been no Reorganization. Accordingly, the taxable year of North Penn Bank will not end on the Effective Date of the Reorganization and the tax attributes of North Penn Bank, described in section 381(c), will be taken into account by North Penn Bank as if there had been no Reorganization (Treasury Regulations section 1.381(b)-1(a)(2)).

STEVENS & LEE

LAWYERS & CONSULTANTS

March 24, 2005

(2)	The constructive transfer by North Penn Bank depositors of their equity interests in North Penn Bank in exchange for membership interests in North Penn Mutual Holding Company will constitute a tax-free exchange of property within the meaning of section 351 of the Code (code section 351; Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

a.	No gain or loss will be recognized by North Penn Bank depositors upon the transfer of their equity interests in North Penn Bank to North Penn Mutual Holding Company in exchange for membership interests in North Penn Mutual Holding Company (Code section 351(a)).

b.	No gain or loss will be recognized by North Penn Mutual Holding Company upon the receipt of equity interests in North Penn Bank in exchange for membership interests in North Penn Mutual Holding Company (Code section 1032(a)).

c.	The tax basis of each depositor’s interests in the liquidation account in North Penn Mutual Holding Company will be zero (Code section 358(a)(1); Rev. Ru1 71-233, 1971-1 C.B. 113).

(3)	The transfer by North Penn Mutual Holding Company of the common stock of North Penn Bank to North Penn Bancorp contemporaneously with the transfers of cash to North Penn Bancorp by purchasers of Common Stock in the Subscription Offering and Community Offering will constitute a tax-free exchange of property solely for stock within the meaning of section 351 of the Code (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

a.	No gain or loss will be recognized by North Penn Mutual Holding Company upon the transfer of stock of North Penn Bank to North Penn Bancorp solely in exchange for North Penn Bancorp common stock (Code section 351(a)).

b.	The tax basis of the common stock of North Penn Bancorp received by North Penn Mutual Holding Company will be the same as the tax basis North Penn Mutual Holding Company had in the transferred North Penn Bank common stock, immediately before the transfer (code section 358(a)(1)).

c.	No gain or loss will be recognized by North Penn Bancorp upon the receipt of North Penn Bank stock transferred to it in exchange for its common stock (code section 1032(a)).

d.	The tax basis of the North Penn Bank common stock in the hands of North Penn Bancorp will be the same as the tax basis North Penn Mutual Holding Company had in the transferred North Penn Bank common stock, immediately before the transfer (Code section 362(a)).

(4)	No gain or loss will be recognized by depositors of North Penn Bank upon the issuance to them of deposit accounts in North Penn Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in North Penn Bank immediately before the Reorganization (Code section 1001(a); Treasury Regulations section 1.1001-1(a)).

(5)	The tax basis of a depositor’s deposit account(s) in North Penn Bank will remain the same (Code section 1012).

(6)

No gain or loss will be recognized by depositors on the receipt of interests in the liquidation account in North Penn Mutual Holding Company or on the receipt of nontransferable subscription rights to the extent interests in the nontransferable subscription rights that are received by such depositors have no fair market value. (We understand that you have received a letter from FinPro, Inc. indicating that the subscription

STEVENS & LEE

LAWYERS & CONSULTANTS

March 24, 2005

rights have no fair market value. We are not aware of any Internal Revenue Service published guidance in the area of mutual to stock conversion transactions in which the Internal Revenue Service has taken a position that nontransferable subscription rights issued by a converting financial institution have a market value. We express no legal opinion on the fair market value of nontransferable subscription rights or on whether gain will be recognized if the interests in nontransferable subscription rights have value.)

(7)	Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

(8)	The tax basis to a stockholder of the North Penn Bancorp common stock purchased in the Reorganization will be the purchase price paid therefor plus the amount of gain, if any, recognized upon receipt of subscription rights that were exercised (Code section 1012).

(9)	The holding period of the North Penn Bancorp common stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Code section 1223(6)). The holding period of the North Penn Bancorp common stock acquired in the Community Offering or the Syndicated Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-9, 1966-1 C.B. 190).

SCOPE OF OPINION

Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Reorganization, that all of the information and representations referred to herein will continue to be accurate as of the date of the closing, and that all of the documents as presented to us will be executed without any material changes. We have also assumed the accuracy of the representations made by North Penn Bank of which we have made no independent investigation thereof. Any changes in the transaction could cause us to modify our opinion.

The opinions contained herein are rendered only with respect to the specific matters discussed herein; we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. In particular, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights, and North Penn Bancorp and/or North Penn Mutual Holding Company may be taxable on the distribution of the subscription rights.

Our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We express no opinion as to any state or local income tax consequences of the Reorganization.

STEVENS & LEE

LAWYERS & CONSULTANTS

March 24, 2005

CONSENT

We consent to the inclusion of this opinion as an exhibit to the Federal Deposit Insurance Corporation Notice of Mutual to Stock Conversion, the Form SB-2 Registration Statement of North Penn Bancorp and the references to the summary of this opinion in such Form SB-2 Registration Statement.

/s/ Stevens & Lee, P.C.
STEVENS & LEE, P.C.

[Letterhead of North Penn Bank]

March 24, 2005

Stevens & Lee, P.C.

425 Spruce Street, Suite 300

Scranton, PA 18503

Re:	CERTIFICATE OF REPRESENTATIONS OF NORTH PENN BANK REGARDING CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION OF NORTH PENN BANK FROM A PENNSYLVANIA CHARTERED SAVINGS BANK TO A PENNSYLVANIA CHARTERED STOCK SAVINGS BANK, AND THE ISSUANCE AND SALE OF NORTH PENN BANCORP, INC. COMMON STOCK

Gentlemen:

In accordance with your request, North Penn Bank hereby makes the following representations in connection with the issuance of your opinion letter as to certain federal income tax consequences of the reorganization of North Penn Bank from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank, and the issuance and sale of North Penn Bancorp common stock (collectively, the “Reorganization”) pursuant to the Amended and Restated Plan of Reorganization and Minority Stock Issuance adopted by the Board of Trustees of North Penn Bank on December 6, 2004 (the “Plan of Reorganization”).

In connection with such opinion, and recognizing that Stevens & Lee, P.C., will rely on this letter in rendering its opinion, the undersigned, a duly authorized officer of North Penn Bank and acting as such, hereby certifies, that, to the best knowledge of the management of North Penn Bank, the facts relating to the Reorganization as described in the Plan of Reorganization and Prospectus filed as part of the Form SB-2 Registration Statement (the “Prospectus”), are true, correct, and complete in all material respects and hereby certifies that, to the best knowledge of the management of North Penn Bank, to the following as of the date hereof. Insofar as such certification pertains to any person other than North Penn Bank, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan of Reorganization.

(a)	The fair market value of deposit accounts in North Penn Bank plus interests in the liquidation account in North Penn Mutual Holding Company to be held by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors immediately after the Reorganization will equal the fair market value of deposit accounts in North Penn Bank plus the related interests in the residual equity of North Penn Bank deemed to be exchanged therefor.

(b)	Following the Reorganization, all holders of deposit accounts in North Penn Bank will own interests in the liquidation account of North Penn Mutual Holding Company and will own such interests solely by reason of their ownership of deposits in North Penn Bank immediately before the Reorganization.

(c)	After the Reorganization, North Penn Bank will continue its business in the same manner as prior to the Reorganization. North Penn Bank has no plan or intention, and North Penn Bancorp has no plan or intention to cause North Penn Bank, to sell its assets other than in the ordinary course of business.

(d)	North Penn Bancorp has no plan or intention to sell, liquidate or otherwise dispose of the stock of North Penn Bank.

(e)	There are no current plans for any one or more of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank to redeem or otherwise acquire any of the North Penn Bank stock issued in the Reorganization.

(f)	Immediately after the Reorganization, North Penn Bank will possess the same assets and liabilities it possessed immediately prior to the Reorganization.

(g)	None of the shares of North Penn Bancorp stock to be purchased by the depositors of North Penn Bank in the Reorganization will be issued or acquired at a discount. However, shares may be granted to certain directors and employees of North Penn Bank or North Penn Bancorp as incentive compensation through the Employee Plans. Compensation to be paid to such directors and employees, taking into account any shares granted, will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(h)	At the time of the Reorganization, the fair market value of the assets of North Penn Bank, which will be held by North Penn Bank immediately after the Reorganization, will exceed the sum of the liabilities of North Penn Bank plus any liabilities to which such assets are subject. North Penn Bank has not incurred any liabilities other than in the ordinary course of business.

(i)	North Penn Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of the Internal Revenue Code of 1986, as amended.

(j)	In accordance with the Plan of Reorganization, no cash or other property will be offered or transferred to, or obtainable by, Eligible Account Holders, Supplemental

Eligible Account Holders, or others in lieu of: (i) nontransferable subscription rights, or (ii) an interest in the liquidation account of North Penn Mutual Holding Company.

(k)	Each depositor will pay all expenses of the Reorganization that are incurred by or applicable to such Depositor, if any. North Penn Bancorp and North Penn Bank will each pay all expenses of the Reorganization that are incurred by or applicable them, respectively, and will not pay any expenses solely attributable to the depositors or North Penn Bancorp shareholders.

(l)	The exercise price of the subscription rights to purchase North Penn Bancorp stock that are allocated to North Penn Bank’s Eligible Account Holders, Supplemental Eligible Account Holders, and other holders will be equal to the fair market value of North Penn Bancorp stock at the time of the completion of the Reorganization, as determined by the independent appraiser.

This letter is being furnished to Stevens & Lee, P.C., solely for its benefit and for use in rendering the tax opinions of Stevens & Lee, P.C., in connection with the Reorganization and is not to be used, circulated, quoted, or otherwise referred to for any other purpose (other than references to this letter in the opinion and in the Registration Statement) without the express written consent of North Penn Bank. All of the foregoing certifications are true to the best knowledge of the management and North Penn Bank.

North Penn Bank

By:	/s/ Frederick L. Hickman
Its President and Chief Executive Officer